Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vintage Wine Estates, Inc., of our report dated October 13, 2021, relating to the consolidated financial statements of Vintage Wine Estates, Inc. (the “Company”) as of and for the year ended June 30, 2021, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Santa Rosa, California
October 28, 2022